Exhibit 21.1

THE CHUBB CORPORATION

SUBSIDIARIES OF THE REGISTRANT

Significant subsidiaries at December 31, 2012 of The Chubb Corporation, a New Jersey corporation, and their subsidiaries (indented), together with the percentages of ownership, are set forth below.

Company	Place of Incorporation	Percentage of Securities Owned

Federal Insurance Company	Indiana	100%

Pacific Indemnity Company	Wisconsin	100

Northwestern Pacific Indemnity Company	Oregon	100

Texas Pacific Indemnity Company	Texas	100

Executive Risk Indemnity Inc.	Delaware	100

Executive Risk Specialty Insurance Company	Connecticut	100

Great Northern Insurance Company	Indiana	100

Vigilant Insurance Company	New York	100

Chubb Indemnity Insurance Company	New York	100

Chubb Custom Insurance Company	Delaware	100

Chubb National Insurance Company	Indiana	100

Chubb Insurance Company of New Jersey	New Jersey	100

Chubb Investment Holdings Inc.	New Jersey	100

Chubb Insurance Investment Holdings Ltd	United Kingdom	100

Chubb Insurance Company of Europe SE	United Kingdom	100

Chubb Capital Ltd	United Kingdom	100

CC Canada Holdings Ltd.	Canada	100

Chubb Insurance Company of Canada	Canada	100

Chubb Insurance Company of Australia Ltd.	Australia	100

Chubb Argentina de Seguros, S.A.	Argentina	100

Chubb Insurance (China) Company Limited	China	100

Chubb Atlantic Indemnity Ltd.	Bermuda	100

DHC Corporation	Delaware	100

Chubb do Brasil Companhia de Seguros	Brazil	99

Bellemead Development Corporation	Delaware	100

Chubb Financial Solutions, Inc.	Delaware	100

Certain other subsidiaries of Chubb and its consolidated subsidiaries have been omitted since, in the aggregate, they would not constitute a significant subsidiary.